Exhibit 10(c)

STATE OF MAINE	Docket No. 2006-24
PUBLIC UTILITIES COMMISSION
July 11, 2006

MAINE PUBLIC SERVICE COMPANY	CORRECTED(1) ORDER
Proposed Distribution Rate Increase of	APPROVING
$3.24 Million or 19.7% Increase	STIPULATION

ADAMS, Chairman; REISHUS, Commissioner

I.              SUMMARY

We approve a Stipulation entered into by Maine Public Service Company (MPS) and the Office of the Public Advocate.  By the terms of the Stipulation, MPS is authorized to increase its distribution rates by $1,750,000, or by 10.6%, effective July 15, 2006.  In conjunction with rate changes for transmission and DSM (conservation) assessments effective the same day, MPS total delivery rates will increase by 3.84%.

II.            BACKGROUND

On March 13, 2006, MPS filed a request for an increase in distribution rates of $3.24 million, or 19.7%.  After issuing a notice of the proceeding, the Examiner granted petitions to intervene on behalf of the OPA, Houlton Water Company (Houlton) and Van Buren Light and Power District (Van Buren).(2)

After an initial case conference, the intervenors and Advisory Staff engaged in extensive discovery and participated in a technical conference, in which MPS representatives answered additional and follow-up questions.  After MPS filed responses to the oral data requests posed at the technical conference, MPS, the OPA and the Advisory Staff participated in a number of settlement conferences.(3)  On June 23, 2006, MPS filed a Stipulation signed by MPS and the OPA.  The Stipulation purports to resolve all issues in the proceeding.  The Advisory Staff joined in the negotiations and

(1) The correction is to the last sentence in paragraph 3 on page 2.  The word "provide" has been changed to "preclude" and a comma has been added after the word affiliate, in the same sentence.  This change corrects typographical errors in the July 6 version, and makes the Order consistent with the language in the Stipulation.

(2) The Examiner also granted limited intervenor status to Bangor Hydro-Electric Company (limited to filing briefs or other written argument).

(3) The conferences were held at the Commission or by telephone and were noticed to all parties.

recommends approval of the Stipulation.(4)  Houlton and Van Buren have not signed the Stipulation, but have indicated that they do not oppose the Stipulation.

III.           DESCRIPTION OF THE STIPULATION

The parties agree that MPS will be permitted to increase its distribution rates by $1,750,000, resulting in a revenue requirement of $18,221,503.  The parties agree that the revenue requirement is based upon a 2005 test year, a rate of return on common equity of 10.2% and a capital structure having a 50% equity component.

Although the stipulating parties do not agree on all the specific pro forma adjustments that result in transforming the 2005 test year results into an annual revenue requirement of $18,221,503, they do agree on certain ratemaking adjustments that will have precedential effect going forward.  As set forth in Exhibit 4 to the Stipulation, the parties agree that stranded cost amortization expense and income tax expense shall be excluded for cost allocation calculations when apportioning common costs of the Maine and Maritimes Corporation affiliated companies and that the MPS Cost Allocation Manual will be interpreted to be consistent with Exhibit 4 in future distribution rate cases at the Commission and transmission rate cases at FERC.

The parties also agree on future cost allocation for MPS’s Oracle financial software system which MPS implemented in June, 2004 and which consists of an Oracle data base implemented by Delinea and hosted by Delinia.  The parties agree that MPS will amortize the costs associated with the Oracle System over 10 years, as stated in more detail in Section 6 (a) of the Stipulation.  In addition, the parties agree that one-third of the “administrative and general” costs associated with the Oracle System (defined as costs associated with the software license maintenance fee, the Delinea hosting fee and Oracle-related travel costs) shall be allocated to the parent company Maine & Maritimes Group (MAM), and that the Cost Allocation Manual will be interpreted to preclude the recovery by MAM, or any MAM affiliate, of Oracle System costs in any charges from MAM to MPS.

In the 2005 MPS transmission rate case, the FERC accepted a stipulation stating that the resolution of the cost recovery and cost allocation issues arising from the implementation of the Oracle System by the Maine Commission would be used by the FERC as a template for the resolution of the same issues for transmission rate setting after 2005.  Thus, the Oracle System cost allocation will be used in both future distribution and transmission rate cases.

The stipulating parties also agree to a Service Quality Performance Proposal.  The Proposal requires MPS to issue yearly reports regarding its service performance in ten categories, but has no monetary penalty or reward feature.  The parties state that adoption of the Proposal is not intended to establish any presumption that the

(4) The parties to the Stipulation have waived the requirement in this case that the Advisory Staff's recommendations be contained in a written Examiner's Report.

categories selected, or performance benchmarks adopted should be used in any future alternative rate plan or other service performance benchmarking plan.  Finally, the Advisory Staff, MPS and the OPA also agree to engage in a collaborative effort with other interested parties to review and, if warranted, redesign the Company’s Power Pact Program.

IV.           DECISION

As we have now stated on many occasions, to accept a stipulation the Commission must find that:

1.                                       the parties joining the stipulation represent a sufficiently broad spectrum of interests that the Commission can be sure that there is no appearance or reality of disenfranchisement;

2.                                       the process that led to the stipulation was fair to all parties; and

3.                                       the stipulated result is reasonable and is not contrary to legislative mandates.

See Central Maine Power Company, Proposed Increase in Rates, Docket No. 92-345(II), Detailed Opinion and Subsidiary Findings (Me. P.U.C. Jan. 10, 1995), and Maine Public Service Company, Proposed Increase in Rates (Rate Design), Docket No. 95-052, Order (Me. P.U.C. June 26, 1996).  We have also recognized that we have an obligation to ensure that the overall stipulated result is in the public interest.  See Northern Utilities, Inc., Proposed Environmental Response Cost Recovery, Docket No. 96-678, Order Approving Stipulation (Me. P.U.C. April 28, 1997).  We find that the proposed Stipulation in this case meets these criteria.

The Stipulation before us was entered into by the utility, and the OPA.  In past cases, we have found that these entities, representing often opposite views in the ratemaking process, constitute a sufficiently broad spectrum of interests to satisfy the first criteria.  See Public Utilities Commission, Investigation of Stranded Cost Recovery, Transmission and Distribution Utility Revenue Requirements and Rate Design of Bangor Hydro-Electric Company (Phase II), Docket No. 97-596, Order at 6 (Feb. 29, 2000) and Maine Public Utilities Commission, Investigation of Retail Electric Transmission Services and Jurisdictional Issues, Docket No. 99-185, Order Approving Stipulation (Maine Public Service Company) at 3 (Aug. 11, 2000).  In this case, we also note that our Advisory Staff was an active participant in the settlement process and has not indicated any objection to the Stipulation.  We are, therefore, satisfied that a broad spectrum of interests is represented by the Stipulation.

Second, we conclude that the process that led to the Stipulation was fair.  The settlement process was initiated by procedural order of the Examiner, and the settlement discussions took place at the Commission or by phone conference to which parties were given the dial-in number.

Finally, we find that the stipulated result is reasonable, not contrary to the public interest and consistent with Legislative mandates.  Negotiations did not begin until the OPA and Advisory Staff reviewed MPS’s filing and extensive data responses.  By that time, both OPA and Staff could identify the issues presented by MPS’s revenue requirement analysis and to have a preliminary view as to proper resolution of those issues.

As indicated above, the Advisory Staff recommends approval of the Stipulation.  In Staff’s view, the Stipulation represents a reasonable compromise of the issues presented by MPS’s rate case.  The issues as reported to us by our Advisory Staff, and as raised by either or both the OPA and Staff are: return on equity and equity ratio; recovery of start-up costs, mostly incurred in 2004, to implement Sarbanes-Oxley requirements; sales forecast; the reasonableness of the Oracle System costs to MPS, including whether those costs are properly allocated among MAM, MPS and the other subsidiaries; whether the common cost allocator should include stranded costs and income taxes in the formula; the non-recurring nature of certain test year expenses; and the effective tax rate for MPS given that MPS does not file its own tax return but files as part of the consolidated return for MAM.

In Staff’s view, the Stipulation resolves these issues is in a manner that is both reasonable and consistent with the Commission’s precedent and produces a revenue requirement that falls within a reasonable range.  Although the stipulating parties (and Staff) do not agree on the precise calculation of the stipulated revenue requirement, we have reviewed that Staff’s calculation of the revenue requirement value of those issues and its analysis of the likely outcomes if the case is fully litigated and agree with Staff’s recommendation that the stipulated revenue requirement is reasonable.  In addition, we agree with Staff’s conclusion that the resolution of those issues that are specifically spelled out are also reasonable.  The Commission employed a consultant to assist in determining the reasonableness of the Oracle System costs.  There was some concern that the software system and hosting arrangement was more elaborate than necessary for the T&D utility in order to meet the needs of the entire MAM group.  In Staff’s view, the Oracle System going-forward cost allocation is reasonable (the allocation to MAM of one-third of the administrative and general costs) because it is based upon the estimated costs of an alternative financial software system used by another public utility.

The OPA’s consultant raised the common cost allocation formula issue.  As stranded costs are not an operating cost, it seems logical to exclude them from the formula meant to allocate common on-going costs.  Likewise, income taxes are negative for some of the affiliated companies.  It seems proper to also exclude then from the formula.  We note that the agreement to adopt this resolution of the common cost allocation formula in the transmission rate case contest is a benefit that could not be achieved through litigation.

Accordingly, we

ORDER

1.             That the attached Stipulation filed on June 23, 2006 is approved;

2.             That Maine Public Service Company shall file rates that are consistent with this Order and the Stipulation; and,

3.             That the Accounting Orders described in the Stipulation are granted by this Order Approving Stipulation.

Dated at Augusta, Maine, this 11th day of July, 2006.

BY ORDER OF THE COMMISSION

Dennis L. Keschl
Acting Administrative Director

COMMISSIONERS VOTING FOR:	Adams
Reishus

NOTICE OF RIGHTS TO REVIEW OR APPEAL

5 M.R.S.A. § 9061 requires the Public Utilities Commission to give each party to an adjudicatory proceeding written notice of the party’s rights to review or appeal of its decision made at the conclusion of the adjudicatory proceeding.  The methods of review or appeal of PUC decisions at the conclusion of an adjudicatory proceeding are as follows:

1.             Reconsideration of the Commission’s Order may be requested under Section 1004 of the Commission’s Rules of Practice and Procedure (65-407 C.M.R.110) within 20 days of the date of the Order by filing a petition with the Commission stating the grounds upon which reconsideration is sought.

2.             Appeal of a final decision of the Commission may be taken to the Law Court by filing, within 21 days of the date of the Order, a Notice of Appeal with the Administrative Director of the Commission, pursuant to 35-A M.R.S.A. § 1320(1)-(4) and the Maine Rules of Appellate Procedure.

3.             Additional court review of constitutional issues or issues involving the justness or reasonableness of rates may be had by the filing of an appeal with the Law Court, pursuant to 35-A M.R.S.A. § 1320(5).

Note:                   The attachment of this Notice to a document does not indicate the Commission’s view that the particular document may be subject to review or appeal.  Similarly, the failure of the Commission to attach a copy of this Notice to a document does not indicate the Commission’s view that the document is not subject to review or appeal.

Kimball L. Kenway

kkenway@curtisthaxter.com

ELECTRONICALLY FILED ON JUNE 23, 2006

Dennis M. Keschl

Acting Administrative Director

Maine Public Utilities Commission

State House Station 18

Augusta, Maine  04333-0018

Re:                             MAINE PUBLIC SERVICE COMPANY: Proposed Rate Change
MPUC Docket No. 2006-024

THIS IS A VIRTUAL DUPLICATE OF THE ORIGINAL HARDCOPY SUBMITTED TO THE COMMISSION IN ACCORDANCE WITH ITS ELECTRONIC FILING INSTRUCTIONS

Dear Dennis:

Enclosed for filing in the above-noted matter please find a Stipulation which, if adopted by the Commission, will resolve all issues in this case.  The Stipulation has been executed by Mr. Bryant, on behalf of the Office of the Public Advocate, and the undersigned, on behalf of Maine Public Service Company (“MPS”).  The parties wish to extend their thanks to the Commission Staff Advisors, who assisted the parties in achieving this Stipulation.

Please note that the Stipulation contemplates that the new distribution rates will be implemented on July 15, together with the implementation of new transmission and DSM rates.  We ask that the matter be placed on the Commission’s agenda for prompt action so that we may proceed with the compliance phase of this case.

The non-signatory parties, Houlton Water Company, Van Buren Power and Light District, and Bangor Hydro-Electric Company, were provided with stipulation drafts and invited to participate in all of the settlement meetings and conferences calls leading to this Stipulation.  MPS will be contacting them to discuss the Stipulation in the next few days.

Thank you for your attention to this matter.

Very truly yours,

Kimball L. Kenway

cc.  All Parties (via electronic mail, except as otherwise requested)

STATE OF MAINE
PUBLIC UTILITIES COMMISSION	Docket No. 2006-24

MAINE PUBLIC SERVICE COMPANY
Proposed Distribution Rate Increase of
$3.24 Million or 19.7% Increase	STIPULATION

A.            Introduction, Procedural History, and Summary of Stipulation.

On March 13, 2006, Maine Public Service Company (“MPS,” “the Company”) filed a request for an increase in its distribution rates of $3.24 Million, or 19.7%.  At the initial case conference held on April 18, 2006, the Examiner granted full intervention status to the Office of the Public Advocate (“OPA”), Houlton Water Company and the Van Buren Power and Light District, and limited intervention status to Bangor Hydro-Electric Company.

OPA issued, and MPS responded to, a series of written data requests.  In addition, the Commission held a technical conference on May 11 generating several oral data requests which MPS has also completed.  The parties have also engaged in informal discovery via email and telephone conferences.

The parties also discussed, and exchanged proposals regarding, the adoption, for MPS, of a service quality index.

Beginning on June 9, the parties have engaged in good faith negotiations in an effort to settle and resolve all outstanding issues in this case.  These discussions have resulted in this Stipulation, in which the parties have agreed to the following (all as more fully set forth and described below):

1.  MPS shall be entitled to increase its distribution service rates by $1,750,000, or 10.6%, by filing new distribution service rates designed to produce a distribution revenue requirement of no more than $18,221,503, and a rate of return on common equity of 10.2% (as shown on Exhibit 1), said rates to become effective for service rendered on and after July 15, 2006.

2.  The Company shall also implement:

(a) its new transmission rates, resulting from its most recent transmission rate filing before the FERC, and

(b) its new DSM rate resulting from the DSM assessments authorized by the Commission in Docket No. 2003-516 for service rendered on and after July 15, the parties thereby intending to effect a simultaneous change in all three rates.  The specific impact of each of the three rate changes is set forth on Exhibit 2 of this Stipulation.  As shown on that Exhibit, the cumulative effect of the three simultaneous rate changes is an approximate increase to electrical delivery rates of 3.84%.

3.  MPS’s service performance shall be measured under the Service Quality Index standards agreed to among the parties in accordance with Exhibit 3 of this Stipulation.

4.  MPS agrees to engage with the OPA, the Staff and any other interested parties in a collaborative effort to determine whether MPS’s PowerPact Program should be redesigned.

5.  At the conclusion of MPS’s 2005 transmission rate case, FERC Docket Nos. ER00-1053-016 and ER00-1053-017 (the “2005 Transmission Rate Case”), the FERC accepted a Stipulation contemplating that for the purpose of establishing post-2005 MPS transmission rates, the recoverability and inter-company cost allocation pertaining to the Company’s costs associated with the acquisition, installation, operation and maintenance of the Oracle system would depend upon the determinations made and adopted by the Maine PUC in this case.  Accordingly, the parties have agreed to the amount of the adjustment to be made to the Company’s FERC-determined transmission revenue requirement based on the resolution of the Oracle cost recovery issue established in this Stipulation.

These issues are discussed in detail in the next Section of this Stipulation.

The parties agree that the record in this case, upon which the Commission may judge the justness and reasonableness of the rates as stipulated, shall consist of the Company’s initial prefiled testimony and exhibits, the transcript of the May 11 Technical Conference, the Company’s responses to the data requests propounded in this case and the Company’s Supplemental Testimony and Exhibits dated June 15, 2006.

B.  Stipulation.

The parties hereby agree as follows:

1.  Distribution Revenue Requirement and Related Issues.

a.  Revenue Requirement.  MPS shall be entitled to increase its distribution rates on file with the Commission by an amount sufficient to produce an increase of not more than $1,750,000, resulting in a distribution revenue requirement of no more than $18,221,503. The agreed-upon revenue requirement is based on

(i)  the Company’s actual audited calendar year 2005 test year results of operations, subject to various pro-forma adjustments as described herein,

(ii)  a rate of return on common equity of 10.2%, and

(iii) a capital structure having a 50% equity component.(1)

b.  Cost Allocation.  Set forth in Exhibit 4 is the methodology agreed to by the parties for apportioning the common costs of the Maine and Maritimes Corporation affiliated companies, including MPS.  The parties stipulate and agree that henceforth, the MPS Cost Allocation Manual shall be interpreted in a manner consistent with the cost allocation methodology used in this Exhibit 4, which excludes stranded cost amortization expense and income tax expense from the calculation, both

(1) The return on equity, equity ratio, cost rates of each component of the capital structure and weighted overall cost of capital as stipulated by the parties are set forth on Exhibit 1.

2

for the purposes of setting distribution rates and for the purposes of setting transmission rates filed with the FERC.

2.  Resolution of Oracle System Issue in Transmission Case.

MPS implemented a new financial software solution in June of 2004 consisting of an Oracle data base implemented by Delinea and hosted by Delinea (collectively, the “Oracle System”).  In the 2005 Transmission Rate Case, the FERC accepted a Stipulation stating that the terms of the resolution, by this Commission, of the cost recovery and cost allocation issues arising from the implementation of the Oracle System would be used by the FERC as a template for the resolution of the same issues for the purposes of setting FERC-filed transmission rates after 2005.  In other words, the decision reached in this case regarding MPS’s recovery of Oracle System costs would be carried over and applied on a going-forward basis (beginning in 2006) to determine the recovery of such costs in the Company’s transmission rates.(2)

Accordingly, the parties (and, ultimately, the Commission) agree as follows:

(a)  No portion of the investment or costs associated with the Oracle System shall be disallowed for ratemaking purposes.

(b)  MPS shall amortize the costs associated with the Oracle System as stated in Section 6(a) hereof.

(c)  One-third of the “administrative and general” costs associated with the Oracle System (consisting of the costs associated with the software license maintenance fee, the Delinea hosting fee, and Oracle-related travel costs) shall be allocated to the parent company, Maine and Maritimes Group (“MAM”); provided that the Cost Allocation manual shall be interpreted to preclude the recovery by MAM (or any MAM affiliate) of Oracle System costs in any charges from MAM to MPS, or otherwise.

The parties agree that this protocol shall be used to establish the Oracle-System-related portion of the Company’s revenue requirement (a) for the purpose of the transmission rate case currently

(2) The relevant portion of the Agreement Regarding Maine Public Service Company’s 2005 Informational Filing, the agreement among the parties resolving the 2005 Transmission Rate Case, states (on page 3) as follows:

The parties further agree that for the 2006 informational filing and subsequent filings during the current remaining life of the Oracle System software implemented in 2004, the Parties shall support the outcome of the 2006 distribution case in MPUC Docket No. 2006-24 regarding the amount of Oracle System software costs determined by that case to be recoverable from ratepayers including the allocation of such costs between regulated and non-regulated activities, the allocation between distribution and transmission, and the prudence of such costs, or any disallowance of those costs for ratemaking purposes; provided that, the outcome of the 2006 distribution case in MPUC Docket No. 2006-24 does not apply to any costs associated with the Oracle System software not specifically addressed in that case.

3

before the FERC, (b) in future transmission rate cases before the FERC,(3) and (c) in future distribution rate cases before the Commission (and that the non-MPS parties shall not oppose such treatment of such costs in future distribution cases).  The ratemaking treatment of the Oracle System costs agreed to herein shall not constitute a precedent for the ratemaking treatment to be accorded to the costs associated with any future MPS information technology acquisition.

3.  Collaborative Review of Power Pact Program.

The Staff, the Company, and the OPA agree to engage in a collaborative effort with any other interested parties to review and, if warranted, redesign the Company’s Power Pact Program.

4.  Service Performance Standards.

Attached as Exhibit 3 is a Service Quality Performance Proposal which the parties have agreed to implement in accordance with its terms.  The Proposal requires MPS to issue yearly reports regarding its service performance in ten categories, but has no monetary penalty (or reward) feature.  The adoption of the Proposal shall not establish any presumption that the categories selected, or the performance benchmarks adopted, should be used in any future alternative rate plan (or other service performance benchmarking plan) for MPS.

5.  Rate Design; Compliance Rate Filing.

The agreed-upon distribution rate increase shall be implemented on an “across-the-board” basis, as said term is commonly used in proceedings before this Commission.  MPS shall file the new rates in the compliance phase of this Docket promptly following Commission approval of this Stipulation, and the Staff agrees to process the proposed new rates promptly so as to meet the July 15 rate implementation date for the simultaneous rate change.

6.  Accounting Orders.

The Parties agree to the entry of Accounting Orders confirming that MPS shall:

A.              Amortize the cost of the Oracle System over a period of ten years, rather than the seven-year period initially proposed by MPS, said amortization to be applied retroactively to the June 30, 2004 implementation date of the Oracle System.

B.                Implement new distribution depreciation rates to become effective January 1, 2007, attached as Exhibit 5.

(3) The parties and the Commission therefore agree not to oppose the Oracle-System-related portion of any MPS filing before the FERC for the recovery of MPS’s Oracle System costs that uses the cost allocation and recovery principles for such costs included in this Stipulation.

4

7.  Standard Stipulation Provisions.

a.  Purpose; Rejection of Part Constituted Rejection of Whole.  The parties are entering into this Stipulation for the purpose of finally disposing of all issues raised in this Docket.  If the Commission does not accept the entire Stipulation without material modification, then this Stipulation shall be null and void, and shall not be binding upon the parties in this or any future proceeding.

b.  No Precedent.  The making of this Stipulation by the Parties shall not constitute precedent as to any matter of fact or law, nor, except as expressly provided otherwise herein, shall it foreclose any party from making any contention or exercising any right, including the right of appeal, in any Commission proceeding or investigation, or in any other trial or action.

c.  Examiner’s Report.  The parties agree to waive the provisions of Section 752(b) of the Commission’s Rules of Practice and Procedure, requiring that any Examiner’s Report be in writing and that the parties be afforded an opportunity to file written exceptions thereto.  The parties thereby intend to permit the Advisors to provide an oral Examiner’s Report or recommendation to the Commission at or before the deliberative session held in this Docket, or, if the Advisors wish, to provide a written Examiner’s Report to the Commission with the parties waiving the right to file exceptions or comments hereto.

IN WITNESS WHEREOF, the parties have caused this Stipulation to be executed and delivered by their duly constituted officers or their respective attorneys.

OFFICE OF THE PUBLIC ADVOCATE

Dated:	By:
Eric J. Bryant, Esq.

MAINE PUBLIC SERVICE COMPANY

Dated:	By:
Kimball L. Kenway, Esq.

HOULTON WATER COMPANY

Dated:	By:
John C. Clark, General Manager

VAN BUREN LIGHT AND POWER DISTRICT

Dated:	By:
Skip Dumais, Manager

Exhibit 1

Maine Public Service Company

Cost of Capital

MPUC Docket No. 2006-24

				Pre-Tax
As filed on 6-15-06	Proportion	Cost	WACC	WACC
Common Equity	50.00%	10.20%	5.10%	8.48%
Short-Term Debt	6.38%	5.37%	0.34%	0.34%
Long-Term Debt	43.62%	6.90%	3.01%	3.01%
Total	100.00%		8.45%	11.84%

Note (1):
Federal Tax Rate of:	34.0000%
State Tax Rate of:	8.9300%
Weighted Tax Rate of:	39.8938%

	1 / (1 - 0.398938) =	1.66370

1

Exhibit _2

Maine Public Service Company

Notice of Rate Increase

Docket Nos. FERC ER00-1053-012, MPUC 2003-516, and MPUC 2006-24

	Total	T	D	DSM Mil Rate	Stranded Cost
Class	% Change	% Change	% Change	% Change	% Change
Residential (Rate A or A1)	6.44%	-3.35%	10.60%	20.00%	0.00%
Residential (Rate AH or AHN)	6.05%	-3.35%	10.60%	20.00%	0.00%
General Service (Rate C, CF, or MC-G)	5.10%	-10.96%	10.60%	20.00%	0.00%
Agricultural Produce Storage (Rate F)	4.71%	-10.96%	10.60%	20.00%	0.00%
Snow Making Rate (Rate SNO)	5.67%	-10.96%	10.60%	20.00%	0.00%
Municipal Water Pumping Service (Rate D-2)	4.41%	0.00%	10.60%	20.00%	0.00%
Rate ES or MC-M	1.21%	-19.68%	10.60%	20.00%	0.00%
Rate EP	0.70%	-18.70%	10.60%	20.00%	0.00%
Rate EST	1.50%	-15.22%	10.60%	20.00%	0.00%
Rate EPT	0.22%	-22.23%	10.60%	20.00%	0.00%
Rate ST	-1.82%	-22.49%	10.60%	20.00%	0.00%
Rate HT	-4.09%	-18.64%	10.60%	20.00%	0.00%
Lighting (Rate SL or T)	10.50%	64.76%	10.60%	20.00%	0.00%

Average Retail Rate Increase	3.84%	-13.43%	10.60%	20.00%	0.00%

Exhibit 3

Maine Public Service Company
MPUC Docket No. 2006-24
Service Quality Index Proposal

1.             Reporting Requirement:  Beginning April 1, 2007 and every April 1 thereafter, MPS shall report to the Commission and to the Public Advocate its performance for the prior calendar year pursuant to the indicators contained in this Service Quality Index.

2.             Customer Average Interruption Duration Index (“CAIDI”):  The baseline is 71.2 minutes.  CAIDI is defined and calculated in accordance with IEEE Standard 1366-1998, or any successor version.  When more than 5% of MPS’s customers are affected by outages, all outages occurring in MPS’s service territory associated with that event will be excluded from the calculation of this indicator until service is restored to 95% of the affected customers.  In its annual report, MPS shall describe all circumstances leading to the exclusion of outage data under this section.

3.             System Average Interruption Frequency Index (“SAIFI”):   The baseline is 1.71.  SAIFI is defined and calculated in accordance with IEEE Standard 1366-1998, or any successor version.  When more than 5% of MPS’s customers are affected by outages, all outages occurring in MPS’s service territory associated with that event will be excluded from the calculation of this indicator until service is restored to 95% of the affected customers.  In its annual report, MPS shall describe all circumstances leading to the exclusion of outage data under this section.

4.             Service Order Timeliness:  The baseline is 99.11% of all service orders fulfilled within three days of the day requested.  For those customers who need permits or whose installation represents new construction, the three days shall begin to run from the date MPS personnel determine the customer is ready to receive service.

5.             Personnel Accidents Incidence Rate. The baseline shall be 3.5 lost-time accidents per 200,000 hours worked, as defined by OSHA.

6.             MPUC Complaint Ratio:  The baseline is set at 0.86 complaints per 1,000 customers per year.  Complaints will be counted in the year they are accepted by the Consumer Assistance Division (CAD) of the MPUC.  Acceptance of complaints by the CAD will be in accordance with existing CAD standards.

7.             Bill Error Rate:  The baseline is 0.31% annual error rate for customer bills.

8.             Percent of Business Calls Answered:  The baseline is 85% of calls answered within 30 seconds.  For purposes of this indicator, business calls are defined as calls to the Company’s customer service business line, which receives both business calls and outage reports, as specified on customer bills and which are answered, either directly or after referral from the Company’s Interactive Voice Response (IVR), by a MPS representative ready to render assistance and to accept information necessary to process the call.  The time is measured from the time the call is received at the Company or, in

1

the event the call is initially answered by the IVR system, from the time the customer elects to speak to a Company representative.  Customers shall be given an opportunity to elect to speak to a Company representative at the first level of options presented by the IVR system to the customer.  An acknowledgment that the customer is waiting on the lines does not constitute an answer.

9.             Estimated Meter Readings.  The baseline is 1.5%. This indicator will be the percent of meter readings that are estimated.

10.          Customer “Report Card:”  Each April 1, beginning in 2007, MPS will distribute an annual report card to all customers on the Company’s service quality and reliability performance for the previous  calendar year as measured by the SQI indicators.  The report card will list the indicators and baselines and will indicate the Company’s actual performance for the previous Reporting Year.

MPS will include on each customer’s first bill issued after April 1, 2007, the following statement:  “A Report Card related to MPS’s service quality performance for the last year is provided with this month’s bill (and is also available on-line at www.mainepublicservice.com)”.

At least thirty days in advance of the issuance of the report card, MPS shall provide a proposed draft thereof to the OPA and the Commission.  MPS shall be entitled to issue the report card as drafted unless within fifteen days of the issuance of the proposed draft either the OPA or the Commission notifies the Company in writing (with a copy to the Commission or the OPA, as the case may be) that it objects to the draft.  If the Company receives a timely objection to the draft, it will suspend issuing the report card until such time as the Commission has approved the report card for issuance to customers.

11.          Right to Reopen.  There shall be no automatic penalty pursuant to this Stipulation imposed on MPS for a failure to meet one or more of the baseline performance standards.  However, the parties agree that any party may move to amend this Stipulation to add an automatic penalty provision similar to that in effect for other investor-owned electric distribution companies if there is evidence that service quality performance has deteriorated.  In no case shall this Stipulation be interpreted to prevent the Commission from exercising any authority it may possess to open an investigation into any aspect of MPS’ service quality and customer service or to adopt additional service quality performance standards applicable to MPS or other electric distribution companies after notice and opportunity for hearing.

2

Exhibit 4

Maine Public Service Company

MPUC Docket No. 2006-24

Common Cost Allocation Rates

	Year-to-Date	Expense from
	Ending	March through
	February 2005	November 2005
MPS CONSOLIDATED:
Operation & Maintenance	1,707,691	8,936,456
Depreciation	459,269	2,092,349
Amortization	48,969	220,249
Taxes Other Than Income	298,607	1,264,106
Total Operating Expenses	2,514,537	12,513,160	*

OTHER UNREGULATED AFFILIATES:
Operation & Maintenance	1,137,817	6,270,145
Depreciation	10,252	60,362
Amortization	22,603	95,639
Taxes Other Than Income	15,656	47,833
Total Operating Expenses	1,186,328	6,473,979	*

Common Costs Allocation Rates (Operating Expenses Excluding Stranded Cost Amortization and Income Taxes):

Maine Public Service Company	67.9%	65.9%
Other Unregulated Affiliates	32.1%	34.1%

Exhibit 5

Maine Public Service Company

Depreciation Rates

MPUC Docket No. 2006-24

		Current	Proposed
Account	Description	Rate	Rate
Transmission
352	Structures & Imp	1.26	1.99
353	Substation Equip	1.70	1.58
355.1	Poles, Towers	2.48	2.40
355.2	Right of Way	1.33	1.20
355.3	Environ Permits	2.12	1.20
356	Overhead Conductor	1.48	2.41

Distribution
360	Right of Way	2.97	0.70
361	Structures & Imp	2.46	1.43
362	Substation Equip	2.68	2.01
364	Poles & Fixtures	3.19	3.01
365	Overhead Conductor	2.96	2.50
365010	Overhead Conductor - Loring	0.99	2.50
366	Underground Conduits	2.10	1.46
367	Underground Con & Devices	3.59	0.57
368.1	Transformers	3.35	4.70
368.2	Capacitors	3.14	4.70
369	Services	3.87	4.15
370	Customers Meters	6.34	4.47
371.2	Area Lighting & Signal	5.76	3.30
371.3	Water Heater Controls	5.55	3.30
371.4	Outage Detection Devices	3.14	3.30
373	Street Lighting	4.28	3.32

General
390	Structures & Imp	2.03	1.87
391.1	General Office Equipment	3.90	4.74
391.2	Office & Computer Equip	13.75	6.34
391.21	DOS Circuit	21.35	6.34
391.216	OASIS Equip	13.75	6.34
393	Stores Equipment	2.18	4.73
394	Shop Equipment	2.12	5.74
395	Lab Equipment	3.69	6.77
397.1	Communication - Radio	3.82	3.30
397.2	Communication - Phone	3.82	3.30
398	Misc Equipment	0.88	2.53

“exhibit 6 of stipulation”